EXHIBIT 4.17
CORGI INTERNATIONAL LIMITED
AMENDMENT TO WARRANTS, COMMITMENT TO ISSUE REPLACEMENT
WARRANTS, AMENDMENT TO REGISTRATION RIGHTS AGREEMENT AND
WAIVER
     This Amendment to Warrants, Commitment to Issue Replacement Warrants, Amendment to Registration Rights Agreement and Waiver (this “Amendment”), effective as of August 22, 2007, is entered into by and between Corgi International Limited, a corporation organized under the laws of Hong Kong (the “Company”), and the undersigned warrantholders of and investors in the Company (each a “Holder” and collectively the “Holders”), and amends (A) those certain warrants issued on December 20, 2006 (each a “Warrant” and collectively, the “Warrants”) pursuant to that (i) certain Purchase Agreement dated as of November 16, 2006 (the “Purchase Agreement”), by and among the Company and investors thereto and (ii) the Note and Warrant Purchase Agreement dated as of April 28, 2006 among the Company and the note investors thereto (as amended, the “Note Purchase Agreement”) and (B) that certain Registration Rights Agreement among the Company and the Holders (the “Registration Rights Agreement”). All capitalized terms not otherwise defined herein shall have the meaning set forth in the Warrants, the Purchase Agreement and Registration Rights Agreement, as applicable.
RECITALS
WHEREAS, the parties hereto acknowledge the following:
     A. On December 20, 2006, the Company issued the Warrants exercisable for American Depositary Shares (the “Warrant Shares”) of the Company at an exercise price of $7.80 per share (the “Warrant Price”) pursuant to the terms of the Purchase Agreement and Note Purchase Agreement.
     B. In accordance with the Registration Rights Agreement, the Company registered the resale of the Registrable Securities (as defined in the Registration Rights Agreement), including the Warrant Shares, which the U.S. Securities and Exchange Commission (the “SEC”) declared effective on June 22, 2007.
     C. Pursuant to Section 20 of the Warrant, any term of the Warrant may be changed or waived upon the written consent of at least the holders of 50% of the number of ADS then subject to all outstanding Warrants (the “Majority Holders”); provided that (x) any such amendment or wavier must apply to all Company Warrants and (y) the number of Warrants, the Warrant Price and Expiration Date of any Warrant may not be amended, and the right to exercise a Warrant may not be altered or waived, without the written consent of the applicable Warrantholder.
     D. Pursuant to Section 7(a) of the Registration Rights Agreement, the Registration Rights Agreement may be amended only upon the written consent of the Required Investors (as defined in the Registration Rights Agreement, Investors holding more than 50% of the Registrable Securities).

     E. The Company and Holders desire to amend the Warrant Price of the existing Warrants, issue Replacement Warrants (as defined below) for Holders who exercise their Warrants, provide for the Registration of the Warrant Shares issued upon exercise of any Replacement Warrants, and certain other waivers and amendments as set forth below.
     NOW, THEREFORE, the parties agree as follows:
AGREEMENT
     1. Warrant Price/Replacement Warrants. For each outstanding Warrant, the first paragraph of such Warrant is hereby amended by deleting the following clause:
     “at an exercise price per share equal to $1.30 (prior to giving effect to the Reverse Merger)(the exercise price in effect being called the Warrant Price)”
or any substantially similar clause and replacing such clause with the following:
     “at an exercise price per share equal to $7.80 (after giving effect to the Reverse Merger); provided, however, that if such Holder exercises any Warrant Shares prior to 5:00 p.m. (Pacific Standard Time) on August 15, 2007 or on the 10th business day following the consent of the Majority Holders of the Amendment to Warrants, Commitment to Issue Replacement Warrants and Waiver (such early exercised Warrants referred to as the “Early Exercised Warrants”), whichever is later, then for such Early Exercised Warrants only at an exercise price per share equal to $5.00 (after giving effect to the Reverse Merger) (the exercise price in effect being called the Warrant Price); provided, further that the Company shall be required to issue to each Holder who timely exercises their Early Exercised Warrants new Warrants at an exercise price of $6.00 per share (the “Replacement Warrants”) to purchase the number of ADSs equal to the product (rounded down to the nearest whole number) of (i) 0.5 and (ii) the number of Warrants Shares received upon exercise of the Early Exercised Warrants”
     2. Replacement Warrants. Promptly after a Holder timely exercises Early Exercised Warrants, the Company shall promptly issue to such Holder Replacement Warrants as provided in paragraph 1 above. The terms and provisions of the Replacement Warrants shall be substantially on the same terms as the original Warrants (without the amendment provided in paragraph 1 above), including an Exercise Price of $6.00 per share and Expiration Date as provided in the original Warrants. Each Holder, who exercises Early Exercised Warrants, as of the date of such exercise, represents and warrants to the Company the representations and warranties made by such Holder in Section 5 of the Purchase Agreement or Article 4 of the Note Purchase Agreement as if such Section or Article was set forth herein mutatis mutandis with the term “Securities” or “Notes, Warrants and Shares” as applicable replaced with the following: “Replacement Warrants and Warrant Shares issued upon exercise of Replacement Warrants”. The Company hereby covenants to use its best efforts to have its shareholders approve the Replacement Warrants (and the Warrant Shares issued upon exercise of the Replacement Warrants) at the next annual meeting of the Company’s shareholders. The Company represents that its Board of Directors has duly authorized the issuance of the Replacement Warrants and the Warrant Shares issuable upon exercise thereof.

     3. Effect of Amendment on Warrants/Further Consent. The Holders confirm that clause (y) of Section 20 of the Warrant should be interpreted to mean that the Company may amend the Exercise Price of the Warrants with the consent of the Majority Holders, but any amendment to the Exercise Price of any specific Warrant would also require the consent of the holder thereof (i.e., the amendment of the Exercise Price of the Warrants as provided in paragraph 1 above shall be effective on the consent of the Majority Holders, but shall not be binding on any Holder not agreeing to this Amendment). Except as otherwise expressly provided in this Amendment, the provisions of the Warrants shall remain in full force and effect. However, notwithstanding the foregoing, the undersigned Holder hereby consents to and agrees to any other amendment to the Warrant which the Company and the Majority Warrantholders agree which further reduces the exercise price or extends the exercise period for such reduced exercise price or amends any other term of the Warrants which benefits the Warrantholders, without the written consent of the Holder to such amendment; provided, that the Company gives written notice thereof to the Holder and the amendment applies to all outstanding Warrants.
     4. Filing of Prospectus Supplement/Amendment of Registration Rights Agreement to include Replacement Warrants and Waivers. The Company and the Holders, who constitute “Investors” as defined in the Registration Rights Agreement, hereby agree to the following:
          (a) Within 30 days after the Holders constituting the Required Investors execute and deliver to the Company this Amendment, pursuant to Section 3(h) of the Registration Rights Agreement (other than the time periods), the Company shall file a supplement or amendment to the Prospectus (and any report on Form 6-K) as may be necessary to update the Prospectus for the amendments set forth herein. The Holders hereby (i) consent to the filing of such Prospectus supplement or amendment, (ii) agree that the Company shall continue to have the right under Section 2(c)(ii) of the Registration Rights Agreement for one additional Allowed Delay after this Amendment, and (iii) waive any violation of such agreement by the Company prior to the date hereof. Except as otherwise provided herein, the Company hereby confirms that the Registration Rights Agreement shall remain in full force and effect, including without limitation, the Company’s obligations under Section 3 of such agreement to cause the Registration Statement to remain effective as provided under such agreement.
          (b) The Registration Rights Agreement shall be further amended as follows:
               (i) The term “Warrants” as defined in Recitals shall also be defined to include “Replacement Warrants” issued in connection with the exercise of Early Exercised Warrants and the term “Warrant Shares” as defined in the Recitals in the Registration Rights Agreement shall be defined to include ADSs issued upon exercise of the Replacement Warrants.
               (ii) Notwithstanding any provision of Section 2 or any other term of the Registration Rights Agreement, prior to the date of this Amendment, the Company had no duty to register the Warrant Shares issuable upon exercise of the Replacement Warrants (or any liability relating to the failure thereof). After the Required Investors execute this Amendment, the Company shall then have a duty to prepare and file (or amend its existing Registration Statement) within 120 days after August 15, 2007 with the SEC a Registration Statement to register the Registrable Securities constituting the Warrant Shares issuable upon exercise of the

Replacement Warrants for resale; such Registration Statement shall include the plan of distribution attached as Exhibit C to the Registration Rights Agreement. The Company shall use commercially reasonable efforts to have such Registration Statement declared effective as soon as practicable, but not later than 120 days after the filing of such Registration Statement. After such effectiveness, the Company hereby confirms its obligations under Section 3 of the Registration Rights Agreement to cause the Registration Statement covering the Warrant Shares issuable upon exercise of the Replacement Warrants to remain effective as provided under such agreement.
     5. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the Company and each undersigned Holder has executed this Amendment as of the date indicated for the Company and such Holder, respectively, below.

COMPANY:

CORGI INTERNATIONAL LIMITED, a Hong Kong corporation

By:

Name:	Michael J. Cookson
Title:	President and Chief Executive Officer

WARRANT HOLDERS:

By:

Name:
Title:

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